Exhibit 99.1
February 25, 2021
Fellow shareholders,
DoorDash's mission is to grow and empower local economies. The responsibility we have to merchants, Dashers and consumers has never been more vital than amidst the challenges of the COVID-19 pandemic. We are proud to have executed well for them in this difficult environment. Among key achievements in Q4 2020, DoorDash:
•Gained share in our category in the U.S.
•Drove strong growth in new verticals, both on our Marketplace and in Drive
•Expanded our platform services business with outsized order growth in Drive
•Established new quarterly records for Total Orders, Marketplace GOV, and Adjusted EBITDA
Fourth Quarter 2020 Key Financial Metrics
•Revenue grew 226% year-over year ("YoY") to $970 million, Total Orders grew 233% YoY to 273 million, and Marketplace GOV grew 227% YoY to $8.2 billion.
•GAAP gross profit of $477 million, up 311% YoY from $116 million in Q4 2019
•GAAP net loss of $(312) million, compared to $(134) million in Q4 2019
•Adjusted EBITDA of $94 million, compared to an Adjusted EBITDA loss of $(103) million in Q4 2019
(Figures in millions, except percentages)

Fourth Quarter 2020 Operating Trends
Merchants
We started DoorDash with the goal of enabling local merchants to succeed by meeting the demands of the modern economy. The COVID-19 pandemic has highlighted the gap in technology and scale between brick and mortar merchants and their online counterparts and accentuated the importance of our mission. As the category leader in the U.S., we take this responsibility seriously and have focused on two areas. First, increasing sales for merchants through our Marketplace. Second, providing merchants with the services necessary to operate a digital business and increase sales through their own channels.

We saw strong growth in both restaurant and non-restaurant merchants on our Marketplace in Q4 2020. We believe our large and highly engaged consumer base, our merchant-first approach, our broad portfolio of products, and our brand remain strong selling points to merchants. Although we experienced rapid growth in restaurants on our Marketplace in 2020, we believe we still have substantial room to increase penetration in the restaurant vertical in the coming years.
In verticals beyond restaurants, we are just beginning. In 2020, we launched convenience and grocery, the first non-restaurant verticals on our Marketplace. In Q4 2020, we became the U.S. leader in online convenience delivery according to Edison Trends, which demonstrates the value of our consumer base and extensibility of our platform. Despite this early progress, we have substantial work to do to enhance the experience we provide to both consumers and merchants in these new areas. In 2021, we intend to continue to drive development in convenience and grocery, and will look to add additional categories where we believe we can add significant value.

Source: DoorDash internal data
In Q4, we continued to see strong Merchant adoption of our Drive offering. Drive stores at the end of the quarter more than doubled compared to the same period a year ago. The majority of Drive orders to date have been in the restaurant vertical. However, we have seen much stronger growth in non-restaurant stores than in restaurants over the last year. We now support a meaningful number of stores in the grocery and convenience verticals, as well as more recent additions in verticals such as retail, pet supplies, and flowers. We believe the broad adoption of Drive highlights its value as a stand-alone logistics service for merchants that are looking to deliver in minutes, not hours or days.
While we are excited by the progress Drive is making, many merchants, particularly small and mid-size ones, cannot take advantage of Drive because they lack online ordering capabilities. Our Storefront offering enables restaurants to quickly and affordably establish a branded online presence through which they can accept orders for pickup or delivery. This allows a much broader group of restaurants to engage with consumers through their own channel. It also provides restaurants a way to leverage our services with low fees for delivery and no fees for pickup, other than standard credit card fees. Over time, we hope to expand the availability and capabilities of Storefront, and introduce new services to reduce friction in omni-channel commerce and help local merchants grow.
In response to the acute challenges restaurants are facing in the COVID-19 pandemic, we have seen a growing number of jurisdictions implement temporary price controls on commissions and fees we charge to merchants on our platform. To date, all of the price controls we operate under are temporary and specifically tied to emergency status or dine-in rates. Exiting Q4 2020, we operated under price controls in 73 jurisdictions, up from 32 exiting Q3 2020. In order to offset some of this pressure, we have begun implementing incremental consumer fees in many markets with price controls. In Q4 2020, we estimate price controls had a net negative impact of $36 million on our reported revenue, gross profit, and Adjusted EBITDA. We expect the gross impact from price controls to almost double in Q1 2021 from Q4 2020, but intend to manage toward a similar net impact in dollars as we experienced in Q4 2020.
DoorDash was founded to help local merchants grow their businesses and we remain fully committed to this mission. For our platform to work, it has to work for all of our stakeholders: restaurants seeking to profitably grow their sales; Dashers seeking to earn supplemental income; and consumers in all corners of our towns and cities, in all income brackets, who want to safely order from their favorite local merchants. We believe in expanding the choices available to merchants to help them grow over the long term, without resorting to arbitrary price controls that have negative unintended consequences, including reducing the number of earning opportunities for Dashers and decreasing revenue to the small businesses these policies are intended to help.
Consumers
We believe we earned a disproportionate share of the strong industry growth in consumers and engagement in 2020. According to data from Edison Trends, our share of spending among new consumer cohorts for the industry in the U.S. increased over time for every monthly cohort in 2020. We believe this superior retention and increasing order frequency is a result of the selection, quality, and affordability available on our Marketplace.

Source: DoorDash analysis with research from Edison Trends, the leading provider of digital insights for restaurants and food delivery.

Our consumer acquisition costs increased sequentially in Q4 2020, due in part to elevated advertising rates. However, our strong retention along with our solid unit economics allowed us to invest aggressively in consumer acquisition while remaining within our target return thresholds. This dynamic has allowed us to win a growing share of new consumers to the category over time. In December, our share of new consumers to the category in the U.S. reached an all-time high according to our analysis of research from Edison Trends.
In addition to strong engagement among new consumers, we continued to see excellent engagement among older consumer cohorts in Q4 2020. Average retention rates, average order frequency, and the average value of Marketplace orders remain above levels prior to the onset of the COVID-19 pandemic in Q1 2020. Further, our consumers are increasingly engaging across new verticals; the number of consumers who ordered from a convenience or grocery store increased by 95% in the month of December 2020 compared to September 2020.
While the COVID-19 pandemic was a tailwind for all online commerce in 2020, we are proud of the outsized gains we made relative to category peers. We hope markets will begin to open up soon. As that happens, we expect declines in consumer engagement and average order values, though the precise amount remains unclear. In any scenario, we will remain focused on reducing friction on our Marketplace and executing against the factors that will drive long-term consumer adoption: selection, experience, and value.
Dashers
In Q4 2020, over 1 million Dashers earned over $2.0 billion on our platform. We continued to improve active efficiency this quarter, which helped increase Dasher earnings in Q4 2020 sequentially and year-over-year. We are proud Dashers have increased earnings per hour on a delivery by over 20% in 2020 compared to 2019. As we make further efficiency improvements in our business, our goal is to pass a portion of these gains on to Dashers in the form of higher earnings, consumers in the form of lower fees and higher quality, and merchants in the form of better services and greater value. We believe this will expand the attractiveness of our Marketplace to constituents on all sides of our platform and increase the size of our addressable market.
Dashing remains a uniquely flexible way for people from all walks of life to earn supplemental income when, where, and how they want. Across the U.S., over 90% of Dashers worked an average of less than 10 hours per week in 2020. The vast majority of Dashers have other jobs, are students, or have family commitments that demand the unique form of flexibility that Dashing offers.

Dashers tell us about the power of the economic opportunities made available through our platform and we will continue to fight to preserve them. We also recognize we have a responsibility to lead efforts to strengthen this type of work. We believe the passage of Proposition 22 in California shows that Dashers and voters across the political spectrum support modern solutions that combine the independence that so many Dashers need with greater security. In January, Dashers in California continued to take advantage of the flexibility Dashing offers, working an average of less than 7 hours per week, while seeing their earnings increase, rising to an average of more than $36 per hour on a delivery in the Bay Area, an average of more than $33 per hour on a delivery in San Diego, and to similar amounts in several other California cities. Looking forward, we remain committed to preserving the independence Dashers tell us they prefer, while supporting portable, proportional, and flexible frameworks to deliver benefits to workers.

Fourth Quarter 2020 Financial and Operational Highlights

	Three Months Ended December 31,
(in millions, except percentages)	2019	2020	% Change
Total Orders	82	273	233%
Marketplace GOV	$2,502	$8,179	227%
Revenue	$298	$970	226%
Contribution Profit (Loss)(1)	$(10)	$230	**
Contribution Margin(1)	(3.4)%	23.7%
Contribution Profit (Loss) as a % of Marketplace GOV	(0.4)%	2.8%
Adjusted EBITDA(1)	$(103)	$94	**
Adjusted EBITDA Margin(1)	(34.6)%	9.7%
Adjusted EBITDA as a % of Marketplace GOV	(4.1)%	1.1%
(1)Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures as defined by the Securities and Exchange Commission (the “SEC”). See the “Use of Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures” sections herein for more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP.
** Percentage not meaningful.
In Q4 2020, we grew Total Orders 233% year-over-year to 273 million. On a year-over-year basis, order growth was driven by improved retention, increased average order frequency, new customer growth, and strong growth in Drive orders. DashPass subscribers increased sequentially in Q4 2020, and orders from DashPass subscribers made up a larger portion of total orders in Q4 2020 than they did in both Q3 2020 and Q4 2019. Q4 Drive order volume grew faster than Total Order volume on both a year-over-year and sequential basis, due in part to strong growth in non-restaurant deliveries.
Q4 2020 Marketplace GOV grew 227% year-over-year to $8.2 billion. Average order values on our Marketplace remain moderately above pre-COVID levels, but grew by well under 10% year-over-year in Q4 2020. We expect average order values to decline as markets recover from the COVID-19 pandemic.
Q4 2020 Revenue of $970 million increased 226% year-over-year. Take Rate, defined as Revenue as a percentage of Marketplace GOV, was 11.9% in Q4, down slightly from 12.1% in Q3 2020 and consistent with 11.9% in Q4 2019. Relative to Q4 2019, our Take Rate benefited from lower Dasher costs as a percentage of Marketplace GOV related to increased Dasher efficiency, lower credits and refunds as a percentage of Marketplace GOV, and higher Drive revenue. This was offset by a 44bps net negative impact from price controls, as well as headwinds from the implementation of Proposition 22 late in the quarter. Our Take Rate in Q4 2020 was also reduced by a higher mix of orders from DashPass subscribers, which carry below-average consumer fees, and $7 million of Dasher bonus pay associated with our IPO. While DashPass orders carry a below-average Take Rate, the average DashPass subscriber orders more frequently and stays on the platform longer than the average non-subscriber. We continue to be pleased with the financial output of this dynamic.
Adjusted Gross Profit1 increased 297% year-over-year to $536 million. As a percentage of Marketplace GOV, our Adjusted Gross Profit increased to 6.6% in Q4 2020 versus 5.4% in Q4 2019 primarily due to an improvement in customer support costs and leverage against fixed costs. Adjusted Gross Profit as a percentage of Marketplace GOV in Q4 2020 declined sequentially from 6.9% in Q3 2020 due primarily to the sequential decline in Take Rate. Looking forward, we expect our Adjusted Gross Profit to increase in absolute dollars, but decline slightly as a percentage of Marketplace GOV due in large part to investments we are making to expand into new verticals and new geographies.
Q4 2020 Contribution Profit increased to $230 million or 2.8% of Marketplace GOV, compared to $(10) million or (0.4)% of Marketplace GOV in the prior year period. Adjusted sales and marketing as a percentage of Marketplace GOV was 3.7%
1 Adjusted Gross Profit is a Non-GAAP measure. We define Adjusted Gross Profit (Loss) as gross profit (loss) plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation and certain payroll tax expense included in cost of revenue, and (iii) allocated overhead included in cost of revenue.

in Q4 2020, down from 5.8% in Q4 2019, due to the increasing proportion of Marketplace GOV attributed to our existing consumers2. We increased adjusted sales and marketing spend by 111% compared to Q4 2019 and 7% compared to Q3 2020, as we invested aggressively in customer acquisition, expanded our merchant sales force and Dasher fleet, and increased our brand marketing spend.
Adjusted EBITDA reached $94 million in Q4 2020, which was 1.1% of Marketplace GOV. This represented an increase of $197 million versus Q4 2019 when Adjusted EBITDA was $(103) million or (4.1)% of Marketplace GOV. Cost structure improvements and leverage against sales and marketing, research and development, and general and administrative expenses all contributed to the improvement in Adjusted EBITDA.

In Q4 2020, operating cash flow was $(63) million and free cash flow3 was $(100) million. Q4 2020 operating cash flow was negatively impacted by seasonal increases in accounts receivable as well as an increase in prepaid expenses and other current assets due primarily to deposits made for legal settlements. We ended the quarter with $4.9 billion of cash, cash equivalents, and marketable securities. As of December 31, 2020, our outstanding convertible notes had a carrying value of $364 million on the consolidated balance sheet. Earlier in February, we repaid the principal amount of our convertible notes plus accrued and unpaid interest for $375 million in cash.

Q1 and Full Year 2021 Outlook
We expect Q1 Marketplace GOV to be in a range of $8.6 billion to $9.1 billion, with Q1 Adjusted EBITDA in a range of $0 million to $45 million. In Q1, we will be impacted by a full quarter of operating under Proposition 22 and ongoing price controls. We expect these items to negatively impact our Take Rate as well as our adjusted EBITDA.
We expect 2021 Marketplace GOV to be in a range of $30.0 billion to $33.0 billion, with 2021 Adjusted EBITDA in a range of $0 million to $200 million. Our outlook anticipates the successful rollout of COVID-19 vaccines, among other things. Though we cannot predict the short or long-term effects this will have on consumer behavior, our guidance assumes it creates headwinds to growth in total orders and average order values. We caution investors that the outlook for 2021
2 Existing consumers are consumers who completed their first order on our Marketplace in a prior quarter.
3 Free Cash Flow defined as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.

remains highly uncertain, and consumer behavior could deviate from the expectations included in our guidance. Our guidance also assumes that the timing of scaled vaccinations will coincide with our seasonally softer Q2 and Q3 periods. Consequently, our forecast assumes increasing consumer churn, reduced order frequency at the cohort level, and slightly smaller average order values beginning in Q2. Because of this, our full year 2021 guidance assumes Marketplace GOV in Q2 and Q3 will be below the levels we expect in Q1.

($ in millions)	First Quarter 2021	Full Year 2021
Marketplace GOV(1)	$8,600 - $9,100	$30,000 - $33,000
Adjusted EBITDA(1)	$0 - $45	$0 - $200
(1)With regards to the Non-GAAP Adjusted EBITDA guidance provided above, a reconciliation to GAAP net income (loss) has not been provided as the quantification of certain items included in the calculation of GAAP net income (loss) cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted.
We are proud of what we have achieved to date and energized by the potential to build a business that expands the potential of local economies. We believe great companies operate at the lowest level of detail and execute with incredible efficiency in responding to the demands of those they serve. Exceptional ones see around the corner and develop capabilities that make entirely new forms of interaction possible. Our expectations of ourselves are high. We will do our best to exceed them.
We could not be more grateful to our employees for the confidence they place in us, or more humbled by our shareholders who entrust us with their capital. Thank you for joining us on this journey.
Sincerely,

Tony Xu, Co-founder, CEO and Board Chair, and Prabir Adarkar, CFO

IR Contact: Andy Hargreaves, CFA ir@doordash.com	PR Contact: Press at DoorDash press@doordash.com
Webcast
DoorDash will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. To listen to a live audio webcast, please visit our Investor Relations page at https://ir.doordash.com. The archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (blog.doordash.com), and our Twitter account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements
This investor letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements in this investor letter include, but are not limited to, our beliefs regarding our financial position and operating performance, including our outlook and guidance for the first quarter and full year 2021, and demand for our platform and for local logistics platforms in general. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, including the impact of the COVID-19 pandemic on our business and operations and our ability to forecast our performance due to our limited operating history and the COVID-19 pandemic, investments in new products or offerings, our ability to attract merchants, consumers and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this investor letter are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on December 8, 2020. All forward-looking statements in this investor letter are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with GAAP, we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, acquisition-related costs, impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit (Loss) as gross profit (loss) plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, and (iii) allocated overhead included in cost of revenue. Gross profit (loss) is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit (Loss) as a percentage of revenue for the same period.

We define Contribution Profit (Loss) as our gross profit (loss) less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, and (iii) allocated overhead included in cost of revenue and sales and marketing expenses. We define gross margin as gross profit (loss) as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit (Loss) as a percentage of revenue for the same period.
We define Adjusted EBITDA as net income (loss), adjusted to exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) a one-time non-cash change in fair value of a forward contract related to the issuance of our Series F redeemable convertible preferred stock, (iii) loss on disposal of property and equipment, (iv) acquisition-related costs, (v) impairment expenses, (vi) provision for income taxes, (vii) interest income and expense, (viii) foreign exchange gain (loss), (ix) stock-based compensation expense and certain payroll tax expense, and (x) depreciation and amortization expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue for the same period.

We define free cash flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2019	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$257	$4,345
Marketable securities	508	514
Funds held at payment processors	50	146
Accounts receivable, net	58	291
Prepaid expenses and other current assets	125	221
Total current assets	998	5,517
Restricted cash	30	—
Operating lease right-of-use assets	166	203
Property and equipment, net	101	210
Intangible assets, net	103	74
Goodwill	306	316
Other assets	28	33
Total assets	$1,732	$6,353
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$20	$80
Operating lease liabilities	17	15
Convertible notes	—	364
Accrued expenses and other current liabilities	345	943
Total current liabilities	382	1,402
Operating lease liabilities	167	238
Other liabilities	1	13
Total liabilities	550	1,653
Redeemable convertible preferred stock	2,264	—
Stockholders’ (deficit) equity:
Common stock	—	—
Additional paid-in capital	70	6,313
Accumulated deficit	(1,152)	(1,613)
Total stockholders’ (deficit) equity	(1,082)	4,700
Total liabilities, redeemable convertible preferred stock, and stockholders’ (deficit) equity	$1,732	$6,353

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2020	2019	2020
Revenue	$298	$970	$885	$2,886
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	170	469	523	1,368
Sales and marketing	149	347	594	957
Research and development	34	209	107	321
General and administrative	66	219	245	556
Depreciation and amortization	16	31	32	120
Total costs and expenses	435	1,275	1,501	3,322
Loss from operations	(137)	(305)	(616)	(436)
Interest income	4	1	18	7
Interest expense	—	(10)	—	(32)
Other (expense) income, net	(1)	3	(68)	3
Loss before income taxes	(134)	(311)	(666)	(458)
Provision for income taxes	—	1	1	3
Net loss	(134)	(312)	(667)	(461)
Deemed dividend to preferred stockholders	—	—	(1)	—
Net loss attributable to common stockholders	$(134)	$(312)	$(668)	$(461)
Net loss per share attributable to common stockholders, basic and diluted	$(3.05)	$(2.67)	$(15.44)	$(7.39)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	43,865	116,913	43,252	62,390

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Year Ended December 31,
	2018	2019	2020
Cash flows from operating activities
Net loss	$(204)	$(667)	$(461)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9	32	120
Change in fair value of forward contract liability	—	67	—
Non-cash interest expense	—	—	31
Stock-based compensation	24	18	322
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	—	22	40
Bad debt expense	—	4	16
Other	—	—	18
Changes in operating assets and liabilities:
Funds held at payment processors	(19)	(9)	(96)
Accounts receivable, net	(17)	(40)	(248)
Prepaid expenses and other current assets	(30)	(88)	(96)
Other assets	(5)	(18)	(20)
Accounts payable	25	(13)	54
Accrued expenses and other current liabilities	48	251	587
Payments for operating lease liabilities	—	(3)	(26)
Other liabilities	10	(23)	11
Net cash (used in) provided by operating activities	(159)	(467)	252
Cash flows from investing activities
Purchases of property and equipment	(13)	(78)	(106)
Acquisitions, net of cash acquired	—	(315)	(28)
Capitalized software and website development costs	(3)	(14)	(53)
Purchases of marketable securities	(390)	(762)	(593)
Sales of marketable securities	—	160	4
Maturities of marketable securities	49	440	583
Other investing activities	—	(1)	1
Net cash used in investing activities	(357)	(570)	(192)
Cash flows from financing activities
Proceeds from issuance of common stock upon initial public offering, net of underwriter discounts	—	—	3,289
Proceeds from issuance of preferred stock, net of issuance costs	725	1,111	382
Proceeds from issuance of convertible notes, net of issuance costs	—	—	333
Proceeds from exercise of stock options	5	3	5
Repurchase of common stock	(60)	—	—
Deferred offering costs paid	—	(3)	(6)
Taxes paid related to net share settlement of equity awards	—	—	(7)
Other financing activities	(4)	(2)	—
Net cash provided by financing activities	666	1,109	3,996
Foreign currency effect on cash, cash equivalents, and restricted cash	—	—	2
Net increase in cash, cash equivalents, and restricted cash	150	72	4,058
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	65	215	287
Cash, cash equivalents, and restricted cash, end of period	$215	$287	$4,345
Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$215	$257	$4,345

Restricted cash	—	30	—
Total cash, cash equivalents, and restricted cash	$215	$287	$4,345
Non-cash investing and financing activities
Conversion of redeemable convertible preferred stock to common stock upon initial public offering	$—	$—	$2,646
Purchases of property and equipment not yet settled	$3	$14	$17
Conversion of convertible promissory notes to preferred stock	$60	$—	$—
Redeemable convertible preferred stock issued in connection with an acquisition	$—	$100	$—
Leasehold improvements acquired through tenant improvement allowance	$—	$—	$9
Deferred offering costs not yet paid	$—	$2	$10
Stock-based compensation included in capitalized software and website development costs	$—	$—	$8
Holdback consideration for acquisitions	$—	$—	$3

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020
	(in millions)
Cost of revenue, exclusive of depreciation and amortization	$98	$122	$133	$170	$194	$323	$382	$469
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense(1)	(1)	—	(1)	—	(1)	—	—	(31)
Allocated overhead	(2)	(3)	(5)	(7)	(5)	(5)	(4)	(4)
Adjusted cost of revenue	$95	$119	$127	$163	$188	$318	$378	$434

Sales and marketing	$135	$143	$167	$149	$152	$168	$290	$347
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense(1)	(1)	(1)	—	—	(1)	—	—	(37)
Allocated overhead	(2)	(2)	(3)	(4)	(2)	(4)	(4)	(4)
Adjusted sales and marketing	$132	$140	$164	$145	$149	$164	$286	$306

Research and development	$20	$25	$28	$34	$33	$38	$41	$209
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense(1)	(2)	(2)	(2)	(2)	(1)	(2)	(2)	(172)
Allocated overhead	(2)	(3)	(3)	(4)	(4)	(3)	(4)	(3)
Adjusted research and development	$16	$20	$23	$28	$28	$33	$35	$34

General and administrative	$70	$48	$61	$66	$82	$88	$167	$219
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense(1)	(2)	(1)	(1)	(2)	(2)	(1)	(1)	(82)
Certain legal, tax, and regulatory settlements, reserves, and expenses(2)	(40)	(16)	(17)	(13)	(24)	(12)	(79)	(45)
Acquisition-related costs	—	—	(4)	(1)	—	—	—	(1)
Impairment expenses	—	—	—	—	—	(6)	(5)	—
Restructuring charges	—	—	—	—	—	—	—	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	6	8	11	15	11	12	12	11
Adjusted general and administrative	$34	$39	$50	$65	$67	$81	$94	$102

(1)Represents stock-based compensation expense, as well as payroll tax expense related to stock-based compensation expense incurred in connection with initial public offering.

(2)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal, tax, and regulatory settlements, reserves, and expenses related to the following: (a) worker classification matters, (b) our historical Dasher pay model prior to the change to such pay model in 2019, and (c) our September 2019 data breach incident, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (iv) donations as part of our COVID-19 pandemic relief efforts. We believe it is appropriate to exclude the foregoing legal matter costs related to worker classification matters, our historical Dasher pay model and our September 2019 data breach incident from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22.

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020
	(in millions, except percentages)
Revenue	$133	$215	$239	$298	$362	$675	$879	$970
Less: Cost of revenue, exclusive of depreciation and amortization	(98)	(122)	(133)	(170)	(194)	(323)	(382)	(469)
Less: Depreciation and amortization related to cost of revenue	(4)	(5)	(6)	(12)	(20)	(25)	(28)	(24)
Gross profit	$31	$88	$100	$116	$148	$327	$469	$477
Gross Margin	23%	41%	42%	39%	41%	48%	53%	49%
Less: Sales and marketing	(135)	(143)	(167)	(149)	(152)	(168)	(290)	(347)
Add: Depreciation and amortization related to cost of revenue	4	5	6	12	20	25	28	24
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	2	1	1	—	2	—	—	68
Add: Allocated overhead included in cost of revenue and sales and marketing	4	5	8	11	7	9	8	8
Contribution Profit (Loss)	$(94)	$(44)	$(52)	$(10)	$25	$193	$215	$230
Contribution Margin	(71)%	(20)%	(22)%	(3)%	7%	29%	24%	24%

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020
	(in millions, except percentages)
Gross profit	$31	$88	$100	$116	$148	$327	$469	$477
Add: Depreciation and amortization related to cost of revenue	4	5	6	12	20	25	28	24
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	1	—	1	—	1	—	—	31
Add: Allocated overhead included in cost of revenue	2	3	5	7	5	5	4	4
Adjusted Gross Profit	$38	$96	$112	$135	$174	$357	$501	$536
Adjusted Gross Margin	29%	45%	47%	45%	48%	53%	57%	55%

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020
	(in millions, except percentages)
Net loss	$(191)	$(190)	$(152)	$(134)	$(129)	$23	$(43)	$(312)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	40	16	17	13	24	12	79	45
One-time non-cash change in fair value of a forward contract(2)	—	67	—	—	—	—	—	—
Loss on disposal of property and equipment	—	—	—	1	—	—	—	—
Acquisition-related costs	—	—	4	1	—	—	—	1
Impairment expenses(3)	—	—	—	—	—	6	5	—
Provision for income taxes	—	—	1	—	1	—	1	1
Interest income and expense	(3)	(5)	(6)	(4)	1	7	8	9
Foreign exchange (gain) loss	—	—	—	—	4	(3)	(1)	(3)
Stock-based compensation expense and certain payroll tax expense(4)	6	4	4	4	5	3	3	322
Depreciation and amortization expense	4	5	7	16	24	31	34	31
Adjusted EBITDA	$(144)	$(103)	$(125)	$(103)	$(70)	$79	$86	$94
Adjusted EBITDA Margin	(108)%	(48)%	(52)%	(35)%	(19)%	12%	10%	10%

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal, tax, and regulatory settlements, reserves, and expenses related to the following: (a) worker classification matters, (b) our historical Dasher pay model prior to the change to such pay model in 2019, and (c) our September 2019 data breach incident, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (iv) donations as part of our COVID-19 pandemic relief efforts. We believe it is appropriate to exclude the foregoing legal matter costs related to worker classification matters, our historical Dasher pay model and our September 2019 data breach incident from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22.
(2)In connection with the issuance of shares of our Series F redeemable convertible preferred stock, we committed to sell an existing investor shares of our Series F redeemable convertible preferred stock in a subsequent closing at the initial issuance price of the Series F redeemable convertible preferred stock. We determined this commitment to be a forward contract, classified as a liability and measured at fair value on a recurring basis, with changes in fair value recognized in other expense, net in the consolidated statements of operations. This forward contract was entered into and settled during the year ended December 31, 2019.
(3)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters, which we assigned to another company. The sublessee of the operating lease right-of-use asset is in default with respect to rental payments as of April 1, 2020 onwards.
(4)Represents stock-based compensation expense, as well as payroll tax expense related to stock-based compensation expense incurred in connection with our IPO.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2020	2019	2020
	(in millions)
Net cash (used in) provided by operating activities	$(159)	$(63)	$(467)	$252
Purchases of property and equipment	(28)	(20)	(78)	(106)
Capitalized software and website development costs	(6)	(17)	(14)	(53)
Free cash flow	$(193)	$(100)	$(559)	$93